CONTACTS:
Investors: Julie Loftus Trudell	News Media: Kent Jenkins Jr.
Senior Vice President, Investor Relations	Senior Vice President, Communications
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 518-3671

AMERIGROUP Corporation Earns $0.58 Per Diluted Share

2007 Full-Year EPS Estimate Increased to $2.12 to $2.14
2008 Full-Year Outlook Introduced with EPS Estimate of $2.45 to $2.60

VIRGINIA BEACH, Va. (October 24, 2007) - AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the third quarter of 2007 was $31.2 million or $0.58 per diluted share, versus $24.6 million, or $0.46 per diluted share, for the third quarter of 2006, a 27.0 percent increase. The Company is increasing and narrowing the range of its 2007 annual earnings estimate to $2.12 to $2.14 per diluted share from the previous range of $2.00 to $2.10 per diluted share.

Highlights for the quarter:
•	Third quarter total revenue of $1.0 billion, a 45.6 percent increase over the third quarter of 2006.
•	Health benefits ratio of 82.9 percent of premium revenues.
•	Selling, general and administrative expense ratio of 12.6 percent of total revenues.
•	Cash flow from operations was $253.7 million for the nine months ended September 30, 2007.
•	Days in claims payable was 55 days, compared to 52 days in the previous quarter.
•	AMERIGROUP is increasing and narrowing the range of its 2007 annual earnings estimate to $2.12 to $2.14 per diluted share from the previous range of $2.00 to $2.10 per diluted share.
•
AMERIGROUP is introducing its full-year outlook for 2008, which includes an estimate of annual earnings per diluted share of $2.45 to $2.60. Organic premium revenue growth is expected to be above 15.0 percent.

•
Announced the pending acquisition of the assets of Memphis Managed Care Corporation, which operates as TLC Family Care Health Plan in West Tennessee, subject to regulatory approval by the State of Tennessee. The transaction is expected to close in the fourth quarter of 2007.

•	Awarded approval from CMS to offer both Medicare Advantage Special Needs Plans (SNPs) and traditional Medicare Advantage health plans in seven states, five of which are new.
•
Concluded the contracting process with the State of South Carolina to begin serving Medicaid enrollees eligible for Temporary Assistance to Needy Families (TANF) and Aged, Blind, and Disabled (ABD) programs under the new South Carolina Healthy Connections Choices initiative. The implementation of the contract had been subject to the State's formal approval of AMERIGROUP's network, which was approved recently.

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October 24, 2007

“To date, 2007 represents an excellent year for AMERIGROUP, with continued growth across our diversified portfolio of products and effective control of medical costs,” said James G. Carlson, AMERIGROUP’s President and Chief Executive Officer.“The steps we took to enter the State of South Carolina and the strategic acquisition of a respected West Tennessee health plan further our strategy of coordinating high-quality healthcare services for financially vulnerable individuals, seniors and people with disabilities.”

Revenue
Total revenues for the third quarter of 2007 increased 45.6 percent to $1.0 billion compared with $709.1 million in the third quarter of 2006, resulting from 45.1 percent organic premium revenue growth. Sequentially, total revenues increased 2.9 percent compared with the second quarter of 2007.

Third quarter investment income and other revenue was $19.1 million compared with $10.6 million in the third quarter of 2006. Sequentially, investment income and other revenue increased 7.1 percent from the second quarter of 2007. Investment income increased in the third quarter due to a higher average balance of invested assets.

Health Benefits
Health benefits as a percent of premium revenues were 82.9 percent for the third quarter of 2007 versus 81.7 percent in the third quarter of 2006 and compared to 83.1 percent for the second quarter of 2007. “We are pleased with our health benefits ratio,” Carlson said. “Mature markets continue to perform well and developing markets improved. In addition, we experienced favorable reserve development.”

The health benefits ratio was impacted by favorable reserve development of approximately $11.5 million pre-tax, or $0.13 per diluted share. The favorable reserve development occurred primarily in Georgia and Texas.

Excluding the favorable reserve development, total Company health benefits ratio in the third quarter would have been 84.1 percent. Mature markets had a composite health benefits ratio of approximately 80 percent. AMERIGROUP’s mature markets are: Texas, Florida, Maryland, New York, New Jersey, Ohio, DC, and Virginia. Developing markets had a composite health benefits ratio in the low 90s. Developing markets are: Tennessee, Georgia, Ohio and Texas AMERIPLUS products, as well as Maryland SNP.

Selling, General and Administrative Expenses
The selling, general and administrative expense ratio was 12.6 percent of total revenues for the third quarter of 2007 versus 13.0 percent in the third quarter of 2006 and compared to 12.1 percent in the second quarter of 2007.

The sequential increase in the ratio is primarily due to: an increase in the accrual for estimated experience rebate expense in Texas of $4.1 million, because of the favorable reserve development in that State; additional compensation expense of $3.7 million, triggered by the execution of the Retirement and Consulting Agreement between the Company and Jeffrey L. McWaters, the Company’s Chairman of the Board and former Chief Executive Officer; and a contribution to the AMERIGROUP Charitable Foundation of $1.0 million.  Together these items total $8.8 million pre-tax, or $0.10 per diluted share.

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October 24, 2007

Balance Sheet and Cash Flow Highlights
Cash and investments at September 30, 2007 totaled $1.4 billion. Unregulated cash and investments were $549.9 million of which $198.6 million was unrestricted.

Medical claims payable totaled $505.7 million representing 55 days of claims expense which compares to 52 days in the previous quarter.

Cash flow provided by operations totaled $253.7 million for the nine months ended September 30, 2007 compared to $205.3 million for the same period in the prior year. Cash flow in the quarter was positively impacted by strong net income and growth in claims payable.

Full-year 2007 Outlook
The Company is increasing and narrowing the range of its 2007 annual earnings estimate to $2.12 to $2.14 per diluted share from the previous range of $2.00 to $2.10 per diluted share.

The Company’s revised 2007 earnings estimates are predicated on the assumption that new products and markets operate at expected levels. Additionally, these estimates include the following assumptions, among others:

•	Organic premium revenue growth is now expected to be approximately 37.0 percent, compared to the previous estimate of approximately 35.0 percent;
•	Annualized weighted-average rate increases in the 5.0 to 6.0 percent range, compared to the previous estimate of rate increases at the low end of our 3.0 to 4.0 percent range;
•	Health benefits ratio in the mid 83.0 percent range of premium revenues for the full year;
•	Selling, general and administrative expenses of slightly above 12.0 percent of total revenues;
•	Income tax rate of approximately 38.0 percent; and
•	Fully diluted shares outstanding of approximately 54 million.

Full-year 2008 Outlook
The Company is introducing its 2008 full-year outlook. AMERIGROUP expects earnings per diluted share in the range of $2.45 to $2.60 for 2008 supported by organic revenue growth above 15.0 percent. These estimates are predicated on the timing of expansion into new markets and products, including South Carolina and the expansion in Medicare Advantage, and that these markets and products operate at underwritten levels.

Initial 2008 earnings outlook of $2.45 to $2.60 is not affected by any dilutive or accretive impact from:
•	The possible entry into New Mexico;
•	A possible change in the West Tennessee administrative services only contract with TennCare;
•	Developments or rulings in the pending Qui Tam litigation; and
•
The possible impact from the proposed change in accounting rules for Convertible Debt as detailed in FSP APB 14-a. If the proposed change is implemented, reported interest expense on the Company’s convertible debt would increase.

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October 24, 2007

Third Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s third quarter results on a conference call Thursday, October 25, 2007 at 9:30 a.m. Eastern Time. The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) and providing passcode 18786503 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 18786503. The replay will be available beginning Thursday, October 25, at 1:00 p.m. Eastern Time until Thursday, November 1, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP Corporation serves more than 1.5 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2007 and 2008 earnings which are subject to numerous factors, many of which are outside of the Company’s control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes. There can also be no assurance that the Company will achieve the estimated earnings discussed in this release or that our actual results for 2007 and 2008 will not differ materially from our current estimates.  The Company's ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of the Company's control.

Investors should also refer to the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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October 24, 2007

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Premium	$1,013,620	$698,507	$2,819,166	$1,998,005
Investment income and other	19,091	10,577	49,634	27,397
Total revenues	1,032,711	709,084	2,868,800	2,025,402
Expenses:
Health benefits	840,749	570,928	2,342,905	1,624,339
Selling, general and administrative	129,941	92,316	357,459	255,054
Depreciation and amortization	7,744	6,076	23,596	19,257
Interest	3,969	108	8,332	348
Total expenses	982,403	669,428	2,732,292	1,898,998
Income before income taxes	50,308	39,656	136,508	126,404
Income tax expense	19,060	15,052	51,180	49,242
Net income	$31,248	$24,604	$85,328	$77,162

Diluted net income per share	$0.58	$0.46	$1.59	$1.46

Weighted average number of common
shares and dilutive potential common
shares outstanding	53,816,532	53,331,741	53,682,928	52,957,069

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Premium revenue	98.2%	98.5%	98.3%	98.6%
Investment income and other	1.8	1.5	1.7	1.4
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits (1)	82.9%	81.7%	83.1%	81.3%
Selling, general and administrative expenses	12.6%	13.0%	12.5%	12.6%
Income before income taxes	4.9%	5.6%	4.8%	6.2%
Net income	3.0%	3.5%	3.0%	3.8%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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October 24, 2007

The following table sets forth the approximate number of our members we served in each state as of September 30, 2007 and 2006. Because we receive two premiums for members that are in both the AMERIVANTAGE and AMERIPLUS product, these members have been counted twice in the states where we offer SNP plans.

	September 30,
	2007	2006
Texas	453,000	378,000
Georgia	218,000	177,000
Florida	200,000	203,000
Tennessee	185,000	—
Maryland	147,000	144,000
New York	114,000	128,000
New Jersey	99,000	103,000
Ohio	52,000	28,000
District of Columbia	38,000	41,000
Virginia	22,000	22,000
Total	1,528,000	1,224,000

The following table sets forth the approximate number of our members in each of our products as of September 30, 2007 and 2006. Because we receive two premiums for members that are in both the AMERIVANTAGE and AMERIPLUS product, these members have been counted in each product.

	September 30,
Product	2007	2006
AMERICAID (Medicaid—TANF)	1,040,000	844,000
AMERIKIDS (SCHIP)	270,000	242,000
AMERIPLUS (Medicaid—SSI)	172,000	90,000
AMERIFAM (FamilyCare)	41,000	43,000
AMERIVANTAGE (SNP)	5,000	5,000
Total	1,528,000	1,224,000

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October 24, 2007

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$320,055	$176,718
Short-term investments	223,548	167,703
Restricted investments held as collateral	351,318	—
Premium receivables	80,531	63,594
Deferred income taxes	25,942	21,550
Prepaid expenses, provider and other receivables and other	86,383	71,544
Total current assets	1,087,777	501,109

Property, equipment and software, net	90,789	81,604
Goodwill and other intangible assets, net	253,588	255,340
Long-term investments, including investments on deposit for licensure	536,202	500,363
Deferred income taxes	13,021	—
Other long-term assets	18,903	7,279
	$2,000,280	$1,345,695

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$505,714	$385,204
Unearned revenue	90,134	63,765
Accounts payable	5,056	6,285
Accrued expenses, capital leases and other	120,986	107,668
Current portion of long-term debt	1,300	—
Total current liabilities	723,190	562,922

Long-term debt	388,700	—
Other long-term liabilities	12,094	6,551
Deferred income taxes	—	7,637
Total liabilities	1,123,984	577,110

Stockholders’ equity:
Common stock, $.01 par value	529	523
Additional paid-in capital	404,707	391,515
Retained earnings	471,060	376,547
Total stockholders’ equity	876,296	768,585
	$2,000,280	$1,345,695

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October 24, 2007

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
	September 30,
	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income	$85,328	$77,162
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	23,596	19,257
Loss (gain) on disposal of property, equipment and software	34	(66)
Deferred tax benefit	(5,617)	(14,902)
Compensation expense related to share-based payments	10,152	6,731
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	(16,937)	24,149
Prepaid expenses, provider and other receivables and other
current assets	(13,149)	(13,136)
Other assets	(2,954)	(283)
Claims payable	120,510	12,663
Unearned revenue	26,369	46,117
Accounts payable, accrued expenses and other current liabilities	20,462	47,345
Other long-term liabilities	5,947	299
Net cash provided by operating activities	253,741	205,336

Cash flows from investing activities:
Purchase of restricted investments held as collateral, net	(351,318)	—
Purchase of convertible note hedge instruments	(52,702)	—
Proceeds from sale of warrant instruments	25,662	—
Purchase of investments, net	(76,262)	(203,861)
Purchase of investments on deposit for licensure, net	(15,422)	(10,472)
Purchase of property, equipment and software	(28,313)	(27,337)
Purchase price adjustment paid	—	(4,766)
Net cash used in investing activities	(498,355)	(246,436)

Cash flows from financing activities:
Proceeds from borrowings under credit facility and issuance of
convertible notes	611,318	—
Repayments of borrowings under credit facility	(221,318)	—
Payment of debt issuance costs	(11,510)	—
Payment of capital lease obligations	(676)	(1,354)
Proceeds and tax benefits from exercise of stock options and change
in bank overdrafts, net	10,137	6,787
Net cash provided by financing activities	387,951	5,433
Net increase (decrease) in cash and cash equivalents	143,337	(35,667)
Cash and cash equivalents at beginning of period	176,718	272,169
Cash and cash equivalents at end of period	$320,055	$236,502

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